Exhibit 10.41
Purchasing Agreement
Borders Group, Inc.
Borders Australia Pty Ltd
Borders New Zealand Limited
Borders Pte. Ltd
Spine Newco Pty Limited
Spine Newco (NZ) Limited
A&R Whitcoulls Group Holdings Pty Limited

For the supply of products and the provision of
purchasing services in connection with the sale
of the entire issued share capital of Borders
Australia Pty Ltd, Borders New Zealand Limited
and Borders Pte. Ltd
Baker & McKenzie
Solicitors
Level 27, AMP Centre
50 Bridge Street
SYDNEY NSW 2000
Tel: (02) 9225-0200
Fax: (02) 9225-1595

DATE:
PARTIES:
(1)	BORDERS GROUP, INC., a company incorporated under the laws of Michigan, USA and having its registered office at 100 Phoenix Drive, Ann Arbor, Michigan 48108 USA (the “Provider”);
(2)	BORDERS AUSTRALIA PTY LTD (ABN 31 082 194 287), a company incorporated under the laws of Australia and having its registered office c/o Baker & McKenzie, Level 27, AMP Centre, 50 Bridge Street, Sydney NSW 2000 (“Borders Australia”);
(3)	BORDERS NEW ZEALAND LIMITED, a company incorporated under the laws of New Zealand and having its registered office c/o Minter Ellison Rudd Watts, Lumley Centre, 88 Shortland Street, Auckland, New Zealand (“Borders NZ”);
(4)	BORDERS PTE. LTD., a company incorporated under the laws of Singapore with registered number 199705017Z and having its registered office at 60B Martin Road, 02 08B Singapore Trademart 239 067, Singapore (“Borders Singapore”);
(5)	A&R WHITCOULLS GROUP HOLDINGS PTY LIMITED, a company incorporated under the laws of Australia ACN 108 801 127 and having its registered office at Level 14, 379 Collins Street, Melbourne VIC 3000 (“ARW”);
(6)	SPINE NEWCO PTY LIMITED, a company incorporated under the laws of Australia ACN 127 667 314 and having its registered office at Level 31, 126 Phillip Street, Sydney, NSW 2000 (the “First Purchaser”); and .
(7)	SPINE NEWCO (NZ) LIMITED, a company incorporated under the laws of New Zealand NZ Company Number 2010994 and having its registered office at c/o Quigg Partners, Level 7, 28 Brandon Street, Wellington, New Zealand (the “Second Purchaser”).

(First Purchaser and Second Purchaser being each a “Purchaser” and collectively the “Purchasers”)
RECITALS
(A)	The Seller has agreed to sell and the Purchasers have agreed to purchase the Shares on the terms set out in the Sale and Purchase Agreement.
(B)	In connection with the sale and purchase of the Shares, the Recipients desire the supply of certain products and related services and the Provider is prepared to provide certain products and services to the Recipients for a limited period on the terms set out in this Agreement.
IT IS AGREED as follows:
1.	INTERPRETATION

1.1	Defined terms

In this Agreement, the following words and expressions shall have the following meanings:

“Agreement”	this agreement and the recitals and Schedules to it;

“ARW-branded stores”	stores operated under the branding or trade marks owned by ARW or its Related Bodies Corporate;

“Brand Licence Deed”	the deed entered into by Borders Properties, Inc., and the First Purchaser effecting the grant of a licence to the First Purchaser to use certain intellectual property rights of Borders Properties, Inc.;

“Breach of Duty”	the breach of any (i) obligation arising from the express or implied terms of a contract to take reasonable care or exercise reasonable skill in the performance of the contract; or (ii) common law duty to take reasonable care or exercise reasonable skill (but not any stricter duty);

“Business”	has the same meaning as in the Sale and Purchase Agreement;

“Business Day”	a day (excluding Saturday and Sunday) on which the banks are generally open for business in Ann Arbor, Michigan and Sydney, Auckland and Singapore for the transaction of normal banking business;

“Commencement Date”	has the same meaning as Completion Date in the Sale and Purchase Agreement;

“Competing Business”	has the same meaning as in the Sale and Purchase Agreement;

“Completion”	has the same meaning as in the Sale and Purchase Agreement;

“Concession”	has the meaning set out in clause 2.5;

“Control”	has the same meaning as in section 50AA of the Corporations Act 2001 (Cth);

“GST”	with respect to Australia has the meaning given to it in the A New Tax System (Goods and Services Tax) Act 1999 (Cth) or any like tax and with respect to New Zealand or Singapore means the tax payable pursuant to the Goods and Services Tax Act 1985 (NZ) and the Goods and Services Tax Act, Chapter 117A of Singapore respectively and any like tax;

“Intra-Group Guarantees”	has the same meaning as in the Sale and Purchase Agreement;

“Liability”	liability in or for breach of contract, Breach of Duty, misrepresentation, restitution or any other cause of action whatsoever relating to or arising under or in connection with this Agreement, including without limitation liability expressly provided for under this Agreement or arising by reason of the invalidity or unenforceability of any term of this Agreement (and for the purposes of this definition, all references to “this Agreement” shall be deemed to include any collateral contract);
“Paperchase”	Paperchase Products Limited, having its registered office at 12 Alfred Place, London WC1E 7EB;

“Paperchase Products”	any products which meet the descriptions set out in Schedule 1, Part B;

“Products”	any products which meet the descriptions set out in Schedule 1, Part A;

“Provider Competing Business”	means a business of selling or distributing books, magazines, CDs, DVDs and similar products which is controlled or operated by any of the following, one or more of their Related Bodies Corporate or their successors or assigns:

(a) Barnes & Noble, Inc;

(b) Dymocks Holdings Pty Ltd;

(c) Amazon.Com, Inc;

(d) Books-a-Million Inc;

(e) Fnac france;

(f) Kinokuniya Company Ltd; and

(g) Indigo Books & Music Inc.

“Purchasing Support Services”	means the services referred to in Schedule 2;

“Recipients”	Borders Australia, Borders NZ, Borders Singapore and ARW;

“Related Body Corporate”	has the meaning given in the Corporations Act 2001 (Cth);

“Sale and Purchase Agreement”	the agreement entered into between the Seller and the Purchasers effecting the sale of the Shares;

“Seller”	means the Provider;

“Seller’s Group”	has the same meaning as in the Sale and Purchase Agreement;

“Service Managers”	the respective parties’ representatives responsible for managing the Purchasing Support Services and identified as such by the relevant party;

“Shares”	the issued share capital of the Recipients (other than ARW);

“Term”	the period from the Commencement Date until the Termination Date;

“Termination Date”	the date specified in clause 13.1, provided that if this Agreement is terminated sooner pursuant to either clause 13.2, 13.3 or 13.4, it will be such earlier date.

“Terms of Sale”	the terms and conditions upon which consignments of Products and Paperchase Products will be supplied by the Provider to the Recipients as set out in Schedule 3;

“Transaction Documents”	has the same meaning as in the Sale and Purchase Agreement; and

“Transition Services Agreement”	has the same meaning as in the Sale and Purchase Agreement.
1.2	In this Agreement, unless the context otherwise requires:
(a)	a reference:
(i)	to the singular includes the plural and the other way round;

(ii)	to a gender includes all genders;

(iii)	to a document (including this Agreement) is a reference to that document (including any Schedules and Annexures,) as amended, consolidated, supplemented, novated or replaced;

(iv)	to an agreement includes any deed, agreement or legally enforceable arrangement or understanding whether written or not;

(v)	to parties means the parties to this Agreement and to a party means a party to this Agreement;

(vi)	to a notice means all notices, approvals, demands, requests, nominations or other communications given by one party to another under or in connection with this Agreement;

(vii)	to a person (including a party) includes:
(A)	an individual, company, other body corporate, association, partnership, firm, joint venture, trust or Government Agency;

(B)	the person’s successors, permitted assigns, substitutes, executors and administrators; and

(C)	a reference to the representative member of the GST group to which the person belongs to the extent that the representative member has assumed rights, entitlements, benefits, obligations and liabilities which would remain with the person if the person were not a member of a GST group;
(viii)	to a law:
(A)	includes a reference to any constitutional provision, subordinate legislation, treaty, decree, convention, statute, regulation, rule, ordinance, proclamation, by-law, judgment, rule of common law or equity or rule of any applicable stock exchange; and

(B)	is a reference to that law as amended, consolidated, supplemented or replaced; and

(C)	is a reference to any regulation, rule, ordinance, proclamation, by-law or judgment made under that law;
(ix)	to proceedings includes litigation, arbitration, and investigation;

(x)	to a judgement includes an order, injunction, decree, determination or award of any court or tribunal;

(xi)	to time is a reference to Sydney time;
(b)	headings are for convenience only and are ignored in interpreting this Agreement;

(c)	a warranty, representation, covenant or obligation given or entered into by more than one person binds them jointly and severally;

(d)	if a period of time is specified and dates from, after or before, a given day or the day of an act or event, it is to be calculated exclusive of that day;

(e)	if a payment or other act must (but for this clause) be made or done on a day which is not a Business Day, then it must be made or done on the next Business Day;

(f)	the words “including” or “includes” mean “including but not limited to” or “including without limitation”;

(g)	where a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(h)	this Agreement must not be construed adversely to a party solely because that party was responsible for preparing it; and

(i)	to $ or dollars are references to the lawful currency of the United States of America at the date of this Agreement.
2.	SUPPLY OF PRODUCTS AND PAPERCHASE PRODUCTS

2.1	During the Term, the Provider shall supply Products in accordance with this Agreement.

2.2	The Provider will supply the Products pursuant to the Terms of Sale.

2.3	For the period of 12 months from the Commencement Date, the Provider shall supply Paperchase Products in accordance with this Agreement.

2.4	The Provider will supply the Paperchase Products pursuant to the Terms of Sale.

2.5	For the period of 12 months from the Commencement Date, the Provider grants to the relevant Recipients an exclusive, non-transferable right in Australia, New Zealand and Singapore only to display Paperchase-branded merchandising and promotional materials as supplied by or on behalf of the Provider, solely in relation to the sale of Paperchase Products in Paperchase-branded concessions within Borders-branded stores (each, a “Concession”). The Provider will supply such materials as it reasonably requires to be placed in the Concessions. The Provider will supply the materials at cost and the relevant Recipients will pay for the materials within 60 days from the date of invoice. Except as otherwise set out in this clause 2.5, supply arrangements in relation to the materials, including shipping and insurance, will be on the same basis as the supply of Products as set out in the Terms of Sale.

2.6	Each relevant Recipient will:
(a)	endeavour to maximise the sales of Paperchase Products from Concessions;

(b)	co-operate with, and comply with all reasonable requests of Paperchase and the Provider in relation to the layout of, Concessions, the decoration of Concessions, the installation of shopfittings and the placing of Paperchase Products;

(c)	comply with all reasonable requests of Paperchase and the Provider relating to the use by the relevant Recipients of the name “Paperchase”, and take whatever action Paperchase or the Provider may reasonably require (at the Provider’s cost) in the event of the unauthorised use of the name “Paperchase” by any other person;

(d)	not do anything or omit to do anything which would detrimentally affect the goodwill in the name “Paperchase”;

(e)	employ sufficient and appropriately qualified persons to work in relation to the Concessions;

(f)	unless Paperchase and the Provider otherwise agree, only use advertising and promotional material in relation to the Paperchase Products and the Concession which is consistent with the Paperchase brand, promotional and merchandising guidelines and manuals;

(g)	only source Paperchase Products directly from the Provider or Paperchase; and

(h)	operate the Concessions to at least the same high standards as Paperchase operates its shops and concessions in England.
2.7	The Recipients acknowledge and agree that they are only entitled to sell:
(a)	the Products directly to consumers from Borders-branded stores and ARW-branded stores; and

(b)	Paperchase Products directly to consumers from Borders-branded stores;
during the relevant Term in Australia, New Zealand and Singapore and that they will not, whether directly or indirectly, sell the Products or Paperchase Products, or permit or authorise any third party to sell the Products or Paperchase Products, from stores which are not:
(c)	in respect of the Products — either Borders-branded or ARW-branded stores;

(d)	in respect of the Paperchase Products — Borders branded stores.
2.8	Nothing in this Agreement shall prevent the Provider from supplying Products or items similar in nature to the Products to any other person provided that the other person does not constitute a Competing Business.
2.9	After the expiry of the exclusivity period set out in clause 2.5, nothing in this Agreement shall prevent the Provider from supplying Paperchase Products or similar items in nature to the Paperchase Products to any other person provided the other person does not constitute a Competing Business.

3.	PROVISION OF PURCHASING SUPPORT SERVICES DURING TERM

3.1	During the Term, the Provider shall supply or procure the supply of, and the Recipients shall pay for, the Purchasing Support Services.

3.2	During the exclusivity period set out in clause 2.5, the parties will use reasonable commercial endeavours to transition the supply of Paperchase Products to a direct ongoing relationship between the Recipients and Paperchase on mutually satisfactory terms of supply.

3.3	Nothing in this Agreement shall prevent the Provider from providing services of a similar nature to the Purchasing Support Services to any other person, provided that the other person does not constitute a Competing Business.

4.	CO-OPERATION AND MANAGEMENT

4.1	Each party’s Service Manager shall be responsible for that party’s respective role and obligations, and the co-ordination of all matters, relating to the Purchasing Support Services. All communications, documentation and materials relating to the Purchasing Support Services and sent by the parties shall be sent to both parties’ Service Manager.

4.2	The parties’ respective Service Managers as at the Commencement Date are as set out in Schedule 2. A party may change its Service Manager upon the provision of notice in writing to the other parties, such notice to specify the replacement Service Manager.

5.	DISPUTE RESOLUTION

5.1	In the event of any dispute, disagreement or difference of opinion arising out of this Agreement, its performance or its construction the Service Managers of the Provider and the Recipients shall use all reasonable efforts to negotiate an amicable resolution in good faith within twenty (20) Business Days of either party notifying the other of such a dispute, disagreement or difference of opinion.

5.2	If the Service Managers of the Provider and the Recipients have not met and reached a resolution or otherwise reached a resolution amicably in accordance with clause 5.1 above, then the Chief Executives of the Provider and the Recipients shall meet in order to endeavour to resolve the dispute. If, within twenty (20) Business Days of such meeting, the parties have failed to reach a settlement, the provisions of clause 5.3 and 5.4 shall apply.

5.3	If the Chief Executives of the Provider and the Recipients are unable to resolve the dispute within twenty (20) Business Days after meeting, or such other period agreed by the parties in writing, either party may submit the dispute to arbitration under the Rules for Conduct of Commercial Arbitration of the Institute of Arbitrators of Australia applicable at the time of submission.

5.4	The Parties agree that:
(a)	everything that occurs before the arbitrator will be in confidence and in closed session; and

(b)	the arbitrator’s determination will be final and binding on the parties.
6.	FEES AND OTHER COSTS

6.1	In consideration for the supply of the Products and Paperchase Products during the Term, the Recipients shall pay to the Provider the fees and other charges set out in Part A of Schedule 4.

6.2	Unless otherwise stated, all sums referred to in this Agreement are exclusive of GST. If GST is payable as a consequence of any supply made (or deemed to be made) by one party to the other in connection with this Agreement, the party receiving the supply must pay to the party making the supply an amount equal to the GST payable in respect of the supply (“GST Amount”), in addition to the consideration required to be paid under any other provision of this Agreement and the supplier will provide the recipient with a tax invoice for the GST Amount at the time the supplier issues the invoice for the consideration for the relevant supply. Each party must ensure that each invoice it presents to another party under this Agreement in respect of any GST Amount is a valid tax invoice.

6.3	Terms used in clause 6.2 (including “supply”, “consideration” and “tax invoice”) have the same meaning as defined in the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

7.	INVOICING AND LATE PAYMENTS

7.1	The Provider will be entitled to invoice the Recipients on or after the Commencement Date for the fees payable under clause 7 (Fees and Other Costs). Invoices will be issued by the Provider in accordance with the Terms of Sale for the supply of Products and Paperchase Products.

7.2	The Recipients will pay all invoices within the period set out in Schedule 4, or, if no such period is specified, within sixty (60) days of receipt. For the avoidance of doubt, unless otherwise specified in this Agreement, all invoices and payments will be in US dollars.

7.3	All payments made under this Agreement shall be so made without set-off, deduction or withholding save as required by law.

7.4	If any party which is required to pay any sum under this Agreement fails to pay any sum payable by it under this Agreement on the due date for payment (the “Defaulting Party”), it shall pay interest on such sum for the period from and including the due date up to the date of actual payment (after as well as before judgement) in accordance with clauses 7.5 and 7.6.

7.5	The Defaulting Party shall pay interest at the annual rate which is the aggregate of 2% per annum and the base rate from time to time of Australia and New Zealand Banking Group Limited.

7.6	Interest under this clause 7 shall accrue on the basis of the actual number of days elapsed and a 365-day year and shall be paid by the Defaulting Party on demand. Unpaid interest shall compound monthly.

7.7	ARW may, no more than on an annual basis, at its own cost, cause its auditor to review the trade terms that the Provider is receiving from its top 20 suppliers. The Provider must ensure that ARW’s auditor is given access at all reasonable times to all books, records and documents reasonably necessary to conduct the review.

8.	OTHER OBLIGATIONS

8.1	Each party undertakes to the other that it will not alter, corrupt or damage in any way nor extract or add to in any unauthorised manner any data belonging to another and held on any computer or other system used for the purposes of supplying or receiving the Purchasing Support Services.

8.2	The Provider will provide the Purchasing Support Services with reasonable skill and care.

8.3	The Recipients shall only use the Purchasing Support Services in relation to the Business.

9.	LIMITATION OF LIABILITY

9.1	This clause 9 prevails over all other clauses and Schedules in this Agreement and sets forth the entire liability of the parties, and their sole and exclusive remedies in respect of:

(a)	the performance, non-performance, purported performance or delay in performance of this Agreement; or

(b)	otherwise in relation to this Agreement or the entering into or performance of this Agreement.
9.2	Nothing in this Agreement shall exclude or limit either party’s Liability (i) for fraud or the tort of deceit; (ii) for death or personal injury in Australia caused by its Breach of Duty; (iii) for any other Liability which cannot be excluded or limited by applicable law.
9.3	To the full extent permitted by law, the Provider excludes all representations, warranties, terms and conditions, whether express or implied (and including those implied by statute, custom, law or otherwise), except as expressly set out in this Agreement. Certain legislation, including the Trade Practices Act 1974 (Cth), may imply warranties or conditions or impose obligations upon the Provider which cannot be excluded, restricted or modified or cannot be excluded, restricted or modified except to a limited extent. This Agreement must be read subject to these statutory provisions. If these statutory provisions apply, to the extent to which the Provider is entitled to do so, the Provider limits its liability in respect of any claim under those provisions to:
(a)	in the case of goods, at the Provider’s option:
(i)	the replacement of the goods or the supply of equivalent goods;

(ii)	the repair of the goods;

(iii)	the payment of the cost of replacing the goods or of acquiring equivalent goods; or

(iv)	the payment of the cost of having the goods repaired; and
(b)	in the case of services, at the Provider’s option:
(i)	the supplying of the services again; or

(ii)	the payment of the cost of having the services supplied again.
9.4	Save as provided in clauses 9.2 and 9.3 above, the Provider shall not have Liability to the other for (i) loss of actual or anticipated profits; (ii) loss of contracts; (iii) loss of the use of money; (iv) loss of opportunity; (v) loss of goodwill; (vi) loss of reputation; or (vii) any indirect or consequential loss, and such Liability is excluded whether it is foreseeable, known, foreseen or otherwise. For the avoidance of doubt, clauses 9.4(i)- 9.4(vii) apply whether such losses are direct, indirect, consequential or otherwise.
9.5	Subject to clauses 9.2 and 9.3 above,
(a)	the total aggregate Liability of the Provider in connection with the provision of, failure to provide, or delay in providing, the Purchasing Support Services including, for the avoidance of doubt, where the liability arises as a result of the provision, failure to provide, or delay in providing the Purchasing Support Services by a sub-contractor of the Provider (as described in clause 9.6) shall not exceed the aggregate amounts payable in respect of the Purchasing Support Services; and

(b)	the total aggregate Liability of the Provider in connection with the supply of, failure to supply, or delay in supplying, any order of Products or Paperchase Products including, for the avoidance of doubt, where the liability arises as a result of the supply, failure to supply, or delay in supplying any order of Products or Paperchase

Products by a sub-contractor of the Provider (as described in clause 9.6) shall not exceed the aggregate amounts payable in respect of that order of Products or Paperchase Products.
The limitations of Liability under this clause 9.5 has effect in relation both to any Liability expressly provided for under this Agreement and to any Liability arising by reason of the invalidity or unenforceability of any term of this Agreement. This clause 9.5 shall not apply to the Recipients’ liability to pay the charges pursuant to clause 6 (Fees and Other Costs).

9.6	The parties acknowledge that certain Purchasing Support Services will be provided by sub-contractors of the Provider under existing contracts between the Provider and such sub-contractors.

9.7	Notwithstanding clause 16 below, in the event that the Recipients fail to notify the Provider of a breach of this Agreement within ten (10) Business Days of becoming aware of the same, the Recipients shall be deemed to have waived their entitlement to claim for losses arising from the breach to the extent that the failure to notify the Provider of the breach within the time specified has prejudiced the ability of the Provider to rectify the breach and to minimize any loss suffered by the Recipients.

9.8	The services provided to Borders NZ pursuant to this Agreement are for business purposes and that the parties exclude the application of the Consumer Guarantees Act 1993 (NZ).

10.	CONFIDENTIALITY

10.1	Each party shall treat as strictly confidential and will not disclose any information received or obtained by it or its officers, employees, agents or advisers as a result of entering into or performing this Agreement which relates to:
(a)	the provisions of this Agreement, or any document or Agreement entered into pursuant to this Agreement;

(b)	the negotiations leading up to or relating to this Agreement; or

(c)	the other party
(together “Confidential Information”),
provided that these restrictions shall not apply to any disclosure of information if and to the extent the disclosure is:
(i)	required by the law of any jurisdiction;

(ii)	required by any applicable securities exchange, supervisory or regulatory or governmental body to which the relevant party is subject or submits, wherever situated, whether or not the requirement for disclosure has the force of law;

(iii)	made to the relevant party’s shareholders, professional advisers, auditors or bankers or the professional advisers, auditors or bankers of any other member of the relevant party’s group of companies; or

(iv)	of information that has already come into the public domain through no fault of the relevant party or any other member of that party’s group of companies.
10.2	Upon termination or expiry of this Agreement (for whatever reason), each party shall return all Confidential Information of the other parties within its possession, custody or control.

10.3	Notwithstanding clause 10.2, each party may retain such Confidential Information that it is required to do so by law and to the extent such Confidential Information forms part of board or investment committee papers.

11.	ASSIGNMENT AND SUB-CONTRACTING

11.1	Subject to clause 11.2 and 11.3 (below), the rights, benefits and obligations of the parties under this Agreement shall not be assigned, transferred or otherwise disposed of in whole or in part without the prior written consent of the other parties, such consent not to be unreasonably withheld or delayed.

11.2	The Provider may sub-contract to a third party to supply the Purchasing Support Services provided that, subject to clause 9.6 above, the Provider remains responsible to the Recipients for its obligations under this Agreement.

11.3	The benefits of a party arising under this Agreement may be assigned, in whole or in part (provided that the liability of any party is in no way increased as a result of such assignment), by that party to any financier by way of security for any borrowing incurred by that party or any Related Body Corporate.

12.	FORCE MAJEURE

12.1	The party affected shall be excused performance of its obligations under or pursuant to this Agreement if, and to the extent that, performance of such obligations is delayed, hindered or prevented by acts, events, non-happenings, omissions or accidents (including, without limitation, acts of God, war, hostilities, riot, fire, explosion, accident, flood, sabotage, lack of adequate fuel, power, raw materials, containers, transportation or labour, strike, lock-out or injunction (provided that neither party shall be required to settle a labour dispute against its own best judgement), changes to governmental laws, regulations or orders) which affect the performance of this Agreement and which in each case are beyond the reasonable control of the party affected.

13.	TERM AND TERMINATION

13.1	This Agreement shall commence on the Commencement Date and, subject to clauses 13.2, 13.3 and 13.4, shall remain in full force and effect until the tenth anniversary of the Commencement Date.

13.2	The Provider may terminate this Agreement forthwith by written notice to the other parties in the event that the Purchaser or a Recipient: becomes insolvent; has a liquidator, administrator, administrative receiver, receiver or any similar official appointed in respect of the whole or any part of its assets; has an order or resolution made or passed for winding-up; enters, or resolves to enter into, an arrangement, compromise or composition generally with its creditors; takes any equivalent action, or any equivalent action occurs in any other jurisdiction; or shall cease to carry on business.

13.3	The Purchaser and/or a Recipient may terminate this Agreement forthwith by written notice to the Provider in the event that the Provider: becomes insolvent; has a liquidator, administrator, administrative receiver, receiver or any similar official appointed in respect of the whole or any part of its assets; has an order or resolution made or passed for winding-up; enters, or resolves to enter into, an arrangement, compromise or composition generally with its creditors; takes any equivalent action, or any equivalent action occurs in any other jurisdiction; or shall cease to carry on business.

13.4	The Provider may terminate this Agreement immediately at any time by written notice to the Recipients if:

(a)	a Recipient commits a material breach of this Agreement (including any breach of its payment obligations under this Agreement) which is not remediable, or if remediable, it has failed to remedy within thirty (30) days of receiving written notice requiring it to do so;

(b)	a failure by a Recipient to pay any undisputed fee or charge under this Agreement within 30 days of the date that it falls due under the terms of this Agreement;

(c)	the Transition Services Agreement is terminated in accordance with clauses 12.5 or 12.7 of that agreement;

(d)	the Sale and Purchase Agreement is terminated due to an uncured material breach;

(e)	an obligation arises on the part of a member of the Seller’s Group to make payment (which, for the avoidance of doubt, shall not include any payment made by a member of the Seller’s Group in connection with the granting of a release of the relevant member of the Seller’s Group from any Intra-Group Guarantee) under an Intra-Group Guarantee provided that the Provider may not terminate this Agreement pursuant to this clause 13.4(e) if relevant member of the Seller’s Group is paid by a Purchaser under the indemnity in paragraph 2 of Schedule 3 to the Sale and Purchase Agreement;

(f)	Borders Properties, Inc terminates the Brand Licence Deed pursuant to clause 9.2 of the Brand Licence Deed; or

(g)	at any time there is a change in Control of any of Borders Australia, Borders NZ, Borders Singapore, ARW or any Purchaser:
(i)	the relevant change of Control does not result in a Provider Competing Business acquiring Control of any of Borders Australia, Borders NZ, Borders Singapore, ARW or any Purchaser; or

(ii)	where the Provider has provided its prior written consent to the change in Control; or
(h)	a Provider Competing Business acquires (directly or indirectly) a legal or beneficial interest of 20% or more in any of Borders Australia, Borders NZ, Borders Singapore, ARW or any Purchaser without the Provider’s prior written consent.
13.5	Termination or expiry of this Agreement (for whatever reason) shall be without prejudice to the respective rights and liabilities of each of the parties accrued prior to such termination or expiry.
13.6	All rights and obligations of the parties shall cease to have effect immediately upon termination or expiry of this Agreement save that:
(a)	clauses which are expressed to survive its termination or expiry, or which, from their nature or context, it is contemplated that they are to survive termination or expiry; and

(b)	any provision of this Agreement necessary for its interpretation or enforcement, shall continue in force following termination or expiry of this Agreement (for whatever reason).

14.	NOTICES

14.1	Any notice, demand or other communication (“Notice”) to be given by any party under, or in connection with, this Agreement shall be in writing and signed by or on behalf of the party giving it. Any Notice shall be served by sending it by fax to the number set out in clause 14.2, or delivering it by hand to the address set out in clause 14.2 and in each case marked for the attention of the relevant party set out in clause 14.2 (or as otherwise notified from time to time in accordance with the provisions of this clause 14). Any Notice so served by fax or hand shall be deemed to have been duly given or made as follows:
(a)	if sent by fax, at the time of transmission; or

(b)	in the case of delivery by hand, when delivered;
provided that in each case where delivery by fax or by hand occurs after 6pm on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9am on the next following Business Day.

References to time in this clause are to local time in the country of the addressee.

14.2	The addresses and fax numbers of the parties for the purpose of clause 14.1 are as follows:
          (a) Provider

Address:	100 Phoenix Drive
Ann Arbor MI 48108
United States of America

Fax:	+1 734 477 1370

For the attention of:	General Counsel

With a copy to:
Address:	Baker & McKenzie
Level 27, 50 Bridge Street
Sydney NSW 2000

Fax:	+61 2 9225 1595

For the attention of:	Steven Glanz
          (b) Recipients, Purchasers and ARW

Address:	Level 14, 379 Collins Street Melbourne VIC 3000 Australia

Fax:	+61 3 8623 1149

For the attention of:	Managing Director

With a copy to Address:	Clayton Utz Level 19, 1 O’Connell Street Sydney NSW 2000

Fax:	+61 2 8220 6700

For the attention of:	Philip Kapp
14.3	A party may notify the other parties to this Agreement of a change to its name, relevant addressee, address or fax number for the purposes of this clause 14, provided that, such notice shall only be effective on:
(a)	the date specified in the notification as the date on which the change is to take place; or

(b)	if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date following five Business Days after notice of any change has been given.
14.4	In proving service is shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered to the address shown thereon or that the facsimile transmission was made and a facsimile confirmation report was received, as the case may be.

15.	INVALID OR UNENFORCEABLE PROVISIONS

15.1	If a provision of this Agreement is invalid or unenforceable in a jurisdiction:
(a)	it is to be read down or severed in that jurisdiction to the extent of the invalidity or unenforceability; and

(b)	it does not affect the validity or enforceability of:
(i)	that provision in another jurisdiction; or

(ii)	the remaining provisions.
16.	WAIVER AND EXERCISE OF RIGHTS
(a)	A waiver by a party of a provision or of a right under this Agreement is binding on the party granting the waiver only if it is given in writing and is signed by the party or an officer of the party granting the waiver.

(b)	A waiver is effective only in the specific instance and for the specific purpose for which it is given.

(c)	A single or partial exercise of a right by a party does not preclude another or further exercise of that right or the exercise of another right.

(d)	Failure by a party to exercise or delay in exercising a right does not prevent its exercise or operate as a waiver.
17.	AMENDMENT
17.1	This Agreement may be amended only by a document signed by all parties.

18.	COUNTERPARTS

18.1	This Agreement may be signed in counterparts and all counterparts taken together constitute one document.

19.	FURTHER ASSURANCES

19.1	Each party must, at its own expense, whenever requested by another party, promptly do or arrange for others to do everything reasonably necessary to give full effect to this Agreement and the transactions contemplated by this Agreement.

20.	ENTIRE AGREEMENT

20.1	This Agreement represents the whole and only agreement between the parties in relation to the supply of Products and Paperchase Products and the provision of Purchasing Support Services and supersede any previous agreement (whether written or oral) between all or any of the parties in relation to the subject matter of any such document save that nothing in this Agreement shall exclude any liability for, or remedy in respect of, fraudulent misrepresentation.

21.	RIGHTS CUMULATIVE

21.1	The rights, remedies and powers of the parties under this Agreement are cumulative and not exclusive of any rights, remedies or powers provided to the parties by law.

22.	CONSENTS AND APPROVALS

22.1	A party may give its approval or consent conditionally or unconditionally or withhold its approval or consent in its absolute discretion unless this Agreement expressly provides otherwise.

23.	JURISDICTION

23.1	Each party irrevocably and unconditionally:
(a)	submits to the non-exclusive jurisdiction of the courts of New South Wales; and

(b)	waives any claim or objection based on absence of jurisdiction or inconvenient forum.
24.	SERVICE OF PROCESS
24.1	Each party agrees that a document required to be served in proceedings about this Agreement may be served:
(a)	if originating process or a subpoena to be served on a company or registered body by being sent by post to or left at its registered office, and in all other cases at its address for service of notices under clause 14; or

(b)	in any other way permitted by law.
25.	CURRENCY CONVERSION
25.1	For the purpose of converting amounts specified in one currency into another currency where required, the rate of exchange to be used in converting amounts specified in one currency into another currency shall be the New York closing rate for exchanges between those currencies quoted in the Wall Street Journal for the nearest Business Day for which that rate is so quoted prior to the date of the conversion.

26.	GOVERNING LAW

26.1	This Agreement is governed by the laws of New South Wales, Australia.
The parties have shown their acceptance of the terms of this Agreement by executing it at the end of the Schedules.

SCHEDULE 1
PRODUCTS AND PAPERCHASE PRODUCTS
Part A: PRODUCTS
The categories of products currently being supplied via the Provider, which would continue under this arrangement include:
•	books (including bargain books), magazines, calendars, stationery, pre-recorded books, music CDs, DVDs and games sourced from third party vendors in the US;
•	electronic gift cards (EGCs) sourced from third party vendors in the US;
•	proprietary books, CDs, DVDs and calendars from the Provider; and
•	fixtures and fittings for the fit-out of new stores.
Products do not include Paperchase Products.
Part B: PAPERCHASE PRODUCTS
The categories of Paperchase Products currently being supplied, which would continue under this arrangement include:
•	blank books and day books;
•	diaries and calendars;
•	stationery, pens and stationer’s sundries;
•	greeting cards;
•	posters;
•	picture frames;
•	artists’ materials;
•	leather goods, luggage and home storage products;
•	furniture;
•	toys and games;
•	paper products;
•	Christmas decorations;
•	partyware;
•	general giftware; and
•	any items ancillary to or ordinarily sold with any of the foregoing.
Paperchase Products do not include Products.

SCHEDULE 2
PURCHASING SUPPORT SERVICES

1. Description	The services to be provided will include:

• in relation to the Products:
o product ordering and support;
o access to key product group information to ensure merchandise standards are in line with Borders global positioning;
o freight arrangements; and
o market intelligence including category trends and key range decisions; and
• in relation to the Paperchase Products:
o product ordering and support;
o access to key product group information to ensure merchandise standards are in line with Borders global positioning; and
o freight arrangements.

2. Location
3. Service Managers	Provider:
Recipients:

4. Exceptions

SCHEDULE 3
TERMS OF SALE
1.	Products and Paperchase Products supplied to the Recipients by the Provider pursuant to these Terms of Sale shall be invoiced to the Recipients and paid for by the Recipients pursuant to Schedule 4 of this Agreement.
2.	Invoices for Products and Paperchase Products supplied to the Recipients by the Provider are due and shall be paid within the period set forth in Schedule 4 of this Agreement.
3.	Other than as set out in this Agreement, Products and Paperchase Products are to be supplied as follows:
(a)	Products that are magazines or calendars — the Provider must supply these Products on the same basis as they are currently supplied as at the date of this Agreement, being that the Recipients agree to accept the types and quantities of these Products supplied to the Recipients as determined by the Provider (acting reasonably) to be in the best interests of the Recipients (and such quantities and types to be subject to discussion with the Recipients on a regular (no less than quarterly) basis) and that the Recipients have the ability to return these Products to the original suppliers of the Products or otherwise obtain reimbursement in respect of such Products from the supplier, but only to the extent:
(i) the return of the Products or reimbursement in respect of such Products is permitted under the terms on which the Products were supplied by the supplier to the Provider; and
(ii) the Recipients comply with the terms on which the return of the Products or reimbursement in respect of the Products is permitted, in which case the Provider will allow an appropriate credit for the Products returned or the reimbursement received to the relevant Recipient’s account following receipt of same from the supplier;
(b)	Products that are remainder products — the Provider must supply these Products on the same basis as they are currently supplied as at the date of this Agreement, being that the Recipients are to place orders by category and the Provider will supply the relevant titles within each category that the Provider determines (acting reasonably) to be in the best interests of the Recipients;

(c)	Paperchase Products or Products that are not books, music CDs or DVDs (“sidelines”) — the relevant Recipients will place the orders by reference to design and relevant product and the Provider agrees to supply, to the extent available, such Paperchase Products or sidelines ordered by the Recipients provided that if an ordered product is not available then the Provider may supply an alternative product with the prior written approval of the Recipients;

(d)	Specific ordering of Paperchase Products or Products — the Recipients may place orders for specific Paperchase Products or Products from time to time and the Provider agrees to supply such Paperchase Product or Product, provided that if an ordered product is not available then the Provider may supply an alternative product with the prior written approval of the Recipients.
The Recipients agree to accept the types and quantities of Products and Paperchase Products supplied to the Recipients as determined by the Provider to be in the best interests of the Recipients. The Recipients also agree to follow the procedures outlined by the Provider for maintaining inventory control systems, as such procedures may change from time to time as determined by the Provider. The Recipients may request the Provider to supply Products or Paperchase Products, which are not available through the Provider and not listed on the Provider’s inventory control systems. The Provider may at its discretion decide whether or not to add the requested Products or Paperchase Products to the Provider’s inventory control systems.
4.	Title to and risk of loss relating to the Product and Paperchase Products shall pass to the Recipients upon dispatch by the Provider from its distribution centre in the United States.

5.	The Provider will use reasonable commercial endeavours to assist the Recipients to make appropriate direct arrangements for shipment (including insurance cover) of the Products and Paperchase Products from the Provider’s distribution centre in the United States. However, the Recipients will:
(a)	remain fully responsible for all arrangements in relation to the shipping and insurance of the Products and Paperchase Products from the Provider’s distribution centre in the United States, including without limitation the entry into and payment for all appropriate arrangements with third party shipping carriers and insurance providers;

(b)	ensure that its shipping provider cooperates, coordinates and liaises as appropriate with the Provider in relation to all logistics in relation to the shipment of Products and Paperchase Products;

(c)	obtain all licences required to import the Products and Paperchase Products into Australia, New Zealand or Singapore (as applicable);

(d)	clear the Products and Paperchase Products through local customs promptly upon their arrival into Australia, New Zealand or Singapore;

(e)	pay all customs duties, value added or other consumption taxes (including any GST) and other charges assessed upon the arrival of the Products and Paperchase Products into Australia, New Zealand or Singapore; and

(f)	pay all storage costs related to the Products or the Paperchase Products in Australia, New Zealand and Singapore.
6.	The Recipients shall advise the Provider of any censorship or other content rules under Australian, New Zealand or Singaporean law.
7.	While the Provider shall use reasonable endeavours to make Products and Paperchase Products available at its US distribution centre in a timely manner, any dates quoted for the supply of Products and Paperchase Products are only estimates and the Recipients acknowledge and agree that the time of supply of the Products and Paperchase Products shall not be of the essence of these Terms of Sale and any failure by the Provider to supply the Products or Paperchase Products within the time stipulated shall not constitute a material breach of its obligations under these Terms of Sale or this Agreement. The Provider agrees to use reasonable endeavours to keep the Recipients informed of any potential delays.
8.	Subject to, and without limitation to, clause 9 of this Agreement, the parties agree that neither the Provider nor Paperchase is making any warranty in respect of the Products or the Paperchase Products and that all warranties, conditions or other items implied by statute or common law in respect of the Products or Paperchase Products or any matter pertaining to the Products or Paperchase Products are excluded and disclaimed to the fullest extent permitted by law. Without limiting the foregoing, the Provider and Paperchase expressly disclaim all warranties of merchantability or fitness for a particular purpose. The provisions of this clause 8 shall survive the termination of this Agreement for any reason.

9.	Unless otherwise required by applicable law, the Provider will not be obliged to accept any return of Products or Paperchase Products from the Recipients. Any Products or Paperchase Products returned to the Provider (for whatever reason) will be refused by the Provider and returned to the Recipients at the Recipients’ sole risk and expense. The Provider will not issue any refunds or credits of any kind in respect of any returned Products or Paperchase Products.
10.	If any event occurs which, pursuant to clause 13.4 of this Agreement, would entitle the Provider to terminate this Agreement, the Provider may, in addition to any other remedies that it may have under this Agreement or at law or in equity and without regard to any remedial period applicable to such default, immediately discontinue shipment of Products or Paperchase Products until any relevant default is cured.
11.	If this Agreement is terminated by the Provider for any reason, then the Provider shall immediately cease ordering Products and Paperchase Products for and on behalf of the Recipients. All Products and Paperchase Products on order for the Recipients at the time of termination may, at the option of the Provider, either be cancelled or shipped to the Recipients COD.
12.	Upon termination of these Terms of Sale for any reason, the Recipients shall return to the Provider all written material relating to inventory control systems that have been provided to the Recipients by the Provider.
13.	Any typographical, clerical or other error or omission in any quotation, price list, invoice or any other document or information issued by the Provider shall be subject to correction without any liability on the part of the Provider.
14.	The Provider is under no obligation to supply the Recipients with the volume of Products and Paperchase Products requested by the Recipients but will use all reasonable endeavours to meet the orders placed by the Recipients. Provided that the Provider will not be under any obligation to supply the Recipients where the supply would require the Provider to incur any additional costs, renegotiate existing supply arrangements, redirect orders from any other party or otherwise alter its operations.

SCHEDULE 4
FEES, REBATES AND PAYMENT TERMS
Part A: Supply of Products and Paperchase Products during the Term
Fees
The purchase price to be paid by the Recipients to the Provider for the Products and the Paperchase Products shall be based on the Provider’s Cost (as defined below) and the applicable markup under the following structure:

	Year	Mark Up
Products and Paperchase Products to be offered in Borders branded stores	1 – 3 years from the Commencement Date	3%*

Products and Paperchase Products (if any) to be offered in Borders branded stores	4 – 7 years from the Commencement Date	8%*

Products and Paperchase Products (if any) to be offered in ARW branded stores	1 – 7 years from the ARW Completion Date	8%*

Products and Paperchase Products (if any) to be offered in Borders or ARW branded stores	8 – 10 years from the Commencement Date	8%*

* In relation to the Paperchase Products, the mark up stated is applicable only to Paperchase Product sourced through the Provider.
* In relation to all Paperchase Products (whether sourced through the Provider or otherwise), the Recipients will also be required to reimburse the Provider additional fees payable by the Provider to Paperchase in relation to monthly sales of Paperchase Products. As at the Commencement Date until the second anniversary of the Commencement Date, such fees are set at an amount of 15% of monthly sales of all Paperchase Products by Borders Australia and Borders NZ and 30% of monthly sales of all Paperchase Products by Borders Singapore, after which time the parties will negotiate and agree such fees in good faith. The relevant Recipients will provide to the Provider a monthly sales report in relation to Paperchase Products for the purposes of calculation of such fees, and must permit the Provider or its representatives to inspect and/or audit the Recipients’ records for the purposes of the verification of such report. Following receipt of such monthly sales reports, the Provider will issue an invoice to the relevant Recipients in relation to such fees. Borders Singapore will also be invoiced for freight costs and will be responsible for clearing the Paperchase Products through customs. These fees must be paid by the Recipients within 60 days from the end of the month in which the sales of the Paperchase Products are generated.
Provider’s Cost shall mean (a) the price of an item as identified on the Provider’s purchase order; or (b) at the Provider’s option, with respect to certain Products identified by the Provider from time to time, the rolling average price of an item for the prior five (5) month period. The calculation of the Provider’s Cost will also take into account any discounts received by the Provider in relation to such Products as incentives for NYO purchases.

Rebates and Co-op Allocation for Products
On a yearly basis as set out below, the Provider will credit to the Recipients a portion of any rebates or marketing or other co-op payments it receives from its suppliers in respect of Products, calculated on the following basis:

1. Co-op Allocation:	The Provider will allocate to the Recipients a percentage of the co-op allocation received by it from its vendors in relation to Products. The percentage allocated to the Recipients will be calculated as the total purchases of Products by the Recipients as a percentage of the Provider’s total purchases from its participating vendors.

2. Calendar rebates:	The Recipient must provide the Provider with detailed information and data on title level sales and markdowns in relation to Products. The Provider will allocate to the Recipients a percentage of the calendar rebates received by it from its participating vendors, calculated on the basis of qualifying titles.
Rebates and co-op allocation will be calculated and credited to the Recipients on an annual basis, depending on the timing of the calculation of such rebates and co-op allocation by the Provider’s vendors. The Provider will supply to the Recipients an annual report setting out the relevant detail relating to the calculation and payment of such rebates and co-op allocation in relation to Products.
The Recipients must permit the Provider or its representatives to inspect and/or audit the Recipients’ records for the purposes of the verification of the calculations related to rebates as set out above.
Payment Terms

Products	60 days from date of invoice
Paperchase Products	60 days from date of invoice
Products (NYO purchases)*	60 days from date of invoice
Paperchase Products (NYO purchases)*	60 days from date of invoice

*  Payment terms will be 90 days for NYO purchases in the event the Provider obtains such terms from its suppliers.

Signed for and on behalf of
Borders Group, Inc.
by its duly authorised representative
in the presence of:

Signature of witness	Signature of authorised representative

Name of witness (please print)	Name of authorised representative (please print)

Signed for and on behalf of
Borders Australia Pty Ltd.
by its duly authorised representative
in the presence of:

Signature of witness	Signature of authorised representative

Name of witness (please print)	Name of authorised representative (please print)

Signed for and on behalf of
Borders New Zealand Limited
by its duly authorised representative in the presence of:

Signature of witness	Signature of authorised representative

Name of witness (please print)	Name of authorised representative (please print)

Signed for and on behalf of
Borders Pte. Ltd.
by its duly authorised representative
in the presence of:

Signature of witness	Signature of authorised representative

Name of witness (please print)	Name of authorised representative (please print)

Signed for and on behalf of Spine Newco Pty Limited ACN 127 667 314 by its Attorney under a Power of Attorney dated 4 June 2008, and the Attorney declares that the Attorney has not received any notice of the revocation of such Power of Attorney, in the presence of:

Signature of Attorney

Signature of Witness	Name of Attorney in full

Name of Witness in full

Signed for and on behalf of Spine Newco (NZ) Limited Company No. 2010994 by its Attorney under a Power of Attorney dated 4 June 2008, and the Attorney declares that the Attorney has not received any notice of the revocation of such Power of Attorney, in the presence of:

Signature of Attorney

Signature of Witness	Name of Attorney in full

Name of Witness in full

Signed for and on behalf of A&R Whitcoulls Group Holdings Pty Limited ACN 108 801 127 by its Attorney under a Power of Attorney dated 4 June 2008, and the Attorney declares that the Attorney has not received any notice of the revocation of such Power of Attorney, in the presence of:

Signature of Attorney

Signature of Witness	Name of Attorney in full

Name of Witness in full